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                                            Rule 424(b)(3)
                                            Registration Statement No. 333-62540
                                            CUSIP # 12560PCH2

PRICING SUPPLEMENT NO. 4
Dated November 30, 2001 to
Prospectus, dated August 9, 2001 and
Prospectus Supplement, dated August 9, 2001.

                            TYCO CAPITAL CORPORATION*
                         MEDIUM-TERM FLOATING RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

(X) Senior Note            ( ) Senior Subordinated Note

Principal Amount:  U.S. $305,000,000.

Proceeds to Corporation:  99.94085% or $304,819,592.50.

Agent Commission:  0.05915% or $180,407.50.

Issue Price:  $305,000,000.

Original Issue Date:  December 5, 2001.

Maturity Date: December 5, 2003, provided that if such day is not a Business
       Day, the payment of principal and interest may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date.

Interest Rate Basis:  Federal Funds Rate.

Spread:  +35 basis points (0.35%).

Interest Rate Calculation: Federal Funds Rate determined on the Interest
       Determination Date plus the Spread.

Initial Interest Rate: Federal Funds Rate determined one Business Day prior to the Original Issue Date plus the Spread.

Specified Currency:  U.S. Dollars

It is expected that the Notes will be ready for delivery in book-entry form on or about December 5, 2001.


JPMORGAN                                              CREDIT SUISSE FIRST BOSTON



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*      Effective September 28, 2001, The CIT Group, Inc., a Nevada corporation, changed its name to Tyco Capital Corporation, as previously reported in a Form 8-K filed on October 1, 2001.

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Form:  Global Note.

Interest Reset Dates: Each Business Day to but excluding the Maturity Date.

Interest Determination Date: One Business Day prior to each Interest Reset Date.

Interest Rate Cut-Off Date: Two Business Days prior to each Interest Payment
       Date. The interest rate for each day following the Interest Rate Cut-Off Date to but excluding the Interest Payment Date will be the rate prevailing on the Interest Rate Cut-Off Date.

Interest Payment Dates: Quarterly on March 5, 2002, June 5, 2002, September 5,
       2002, December 5, 2002, March 5, 2003, June 5, 2003, September 5, 2003
       and December 5, 2003, commencing March 5, 2002, provided that if any such day is not a Business Day, the Interest Payment Date will be the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date.

Accrual of Interest: Accrued interest will be computed by adding the Interest
       Factors calculated for each day from the Original Issue Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated. The "Interest Factor" for any Note for each such day will be computed by multiplying the face amount of the Note by the interest rate applicable to such day and dividing the product thereof by 360.

       Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable Interest Payment Date.

Calculation Date: The earlier of (i) the fifth Business Day after each Interest
       Determination Date, or (ii) the Business Day immediately preceding the applicable Interest Payment Date.

Maximum Interest Rate: Maximum rate permitted by New York law.

Minimum Interest Rate: 0.0%.

Exchange Listing: None

Other Provisions:

       "Federal Funds Rate" means, for an Interest Determination Date, the rate on that date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)," as this rate is displayed on Bridge Telerate, Inc. (or any successor service) on page 120 (or any other page as may replace this page on that service).


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Trustee, Registrar, Authenticating and Paying Agent:

       Bank One Trust Company, N.A. (successor in interest to The First National Bank of Chicago), under Indenture dated as of September 24, 1998 between the Trustee and The CIT Group, Inc., a Delaware corporation ("CIT Delaware") as supplemented by the First Supplemental Indenture dated as of May 9, 2001 among CIT Delaware, the Trustee and Bank One NA, London Branch, as London Paying Agent and London Calculation Agent, as further supplemented by the Second Supplemental Indenture, dated as of June 1, 2001, among the Tyco Capital Corporation (formerly known as The CIT Group, Inc.), a Nevada corporation, CIT Holdings (NV) Inc. and the Trustee.

Agents:

           AGENT                                           PRINCIPAL AMOUNT

           J.P. Morgan Securities Inc.                        205,000,000
           Credit Suisse First Boston Corporation             100,000,000

           TOTAL                                             $305,000,000